UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2023
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Monday, May 8, 2023 at 10:00 a.m. EDT.
If stockholder attendance is not permitted by local, state or federal officials or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance at the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting. If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the U.S. Securities and Exchange Commission (“SEC”) no later than Friday, May 5, 2023.
The Annual Meeting is being held for the following purposes:
1.	ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm;
3.
AMENDMENT to the OMNIBUS LONG-TERM INCENTIVE PLAN: To approve Amendment No. 2 to the 2016 Omnibus Long-Term Incentive Plan of the Company, substantially in the form attached hereto as Exhibit A (the “Plan Amendment”);

4.	ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay”;
5.
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION: To recommend, on an advisory basis, the frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation; and

6.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 13, 2023 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We will be using the SEC’s Notice and Access model, which allows us to make the proxy materials available on the Internet as the primary means of furnishing proxy materials to stockholders. On or about March 28, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The Notice of Annual Meeting and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are also available at: https://investors.telos.com/.
Your vote is important to us. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Please vote promptly by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials.
By order of the Board of Directors.

Helen M. Oh, Secretary
Ashburn, Virginia

March 28, 2023

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2023
This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos”, the “Company”, “we”, “us” or “our”), to the holders of the Company’s Common Stock in connection with the Annual Meeting of Stockholders (“2023 Annual Meeting”) of the Company to be held on May 8, 2023, 10:00 a.m. EDT, or any adjournment or postponement of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).
If stockholder attendance is not permitted by local, state or federal authorities or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance at the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting. If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the U.S. Securities and Exchange Commission (“SEC”) no later than Friday, May 5, 2023.
The Company’s Board of Directors is soliciting proxies from holders of Common Stock, and the voting recommendations are:
Proposal	Items of Business	Recommendation
1	Election of the Directors: John B. Wood (Chairman), David Borland, Bonnie L. Carroll, Derrick D. Dockery, Bradley W. Jacobs, John W. Maluda, Fredrick D. Schaufeld	“FOR” each of the nominees
2	Ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023	“FOR”
3	Approve Amendment No. 2 to the 2016 Omnibus Long-Term Incentive Plan	“FOR”
4	To approve, on an advisory basis, the compensation of our named executive officers	“FOR”
5	To hold an advisory vote on how frequently stockholders believe we should obtain future advisory votes on the compensation of the named executive officers	“FOR” every 3 years
The entire cost of soliciting these proxies will be borne by the Company. As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing. If we deem necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.
The Annual Meeting Notice, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at https://materials.proxyvote.com/87969B and on the Company website at http://investors.telos.com.
We are making the proxy materials available to stockholders on the Internet under the SEC’s Notice and Access model. We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. The Notice of Internet Availability of Proxy materials includes instructions for accessing the proxy materials and voting by telephone or on the Internet. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card and the instructions that accompany the proxy materials in order to access the voting site. Beneficial stockholders who do not have a control number may gain access by logging into their broker, brokerage firm, bank, or other nominee’s (collectively referred to as “Nominee”) website and selecting the shareholder communications mailbox to link through to the 2023 Annual Meeting material. Instructions should also be provided on the voting instruction card provided by your Nominee.

If you received the Notice of Internet Availability of Proxy Materials but instead would like to receive a full printed set of the proxy materials in the mail, please follow the instructions in the Notice of Internet Availability of Proxy materials for requesting such materials.
Voting Procedures
Record Date. The record date for determining the stockholders entitled to vote at the 2023 Annual Meeting is March 13, 2023 (“Record Date”). As of March 13, 2023, there were 70,109,545 shares of Common Stock outstanding and entitled to vote at the 2023 Annual Meeting.
Votes. Each holder of Common Stock is entitled to one vote per share of Common Stock held for Proposals 1 through 5, and any other issue to be decided at the Annual Meeting.
Voting Methods. Instruction on voting is provided in the Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.
If you hold shares of the Company directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a “stockholder of record” or “registered stockholder.” If you are a stockholder of record, the Notice of Internet Availability of Proxy materials has been sent directly to you by the Company or by our representative. If you own your shares indirectly through a Nominee, your shares are said to be held in “street name.” Technically, your Nominee will vote those shares. In this case, the Notice of Internet Availability of Proxy materials will be forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.
Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our Common Stock, your Nominee will NOT be able to vote your shares with respect to the election of directors, the amendment to the 2016 Omnibus Long-Term Incentive Plan, the compensation of the Company’s named executive officers, or the frequency with which the Company should conduct “say-on-pay” votes in the future unless you give your Nominee specific voting instructions. A “broker non-vote” occurs when your Nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because the Nominee does not have the authority to vote on that proposal because the Nominee has not received instructions from you. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining the result of the vote. Abstentions on Proposals 2 through 5 will have no effect on the result of the vote.
For shares held in “street name,” when a Nominee does not receive voting instructions from its customers, the question arises whether the Nominee nonetheless has the discretion to vote those shares. For routine matters, NASDAQ gives Nominees the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, PricewaterhouseCoopers LLP, (Proposal 2), is a matter considered routine by NASDAQ.
For non-routine matters, NASDAQ prohibits Nominees from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the Nominee is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, all of the remaining matters are considered non-routine by NASDAQ: the election of directors (Proposal 1); to approve Amendment No. 2 to the 2016 Omnibus Long-Term Incentive Plan (Proposal 3); to approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay” (Proposal 4); and to recommend, on an advisory basis, the frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation (Proposal 5). As a result, if you hold your shares in street name, your shares will be voted only if you give instructions as to how to vote your shares to your Nominee for these proposals.
Quorum and Vote Required. A quorum consists of stockholders representing a majority of the votes by holders of Common Stock entitled to be cast at the 2023 Annual Meeting. Nominees do not have the authority to vote your uninstructed shares in the election of directors. If a beneficial owner of the Common Stock does not instruct its Nominee how to vote its shares, no votes will be cast on that beneficial owner’s behalf in the election of directors. These Nominee non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote on the issues on the ballot.

Directors are elected by a plurality of the votes cast by the holders of Common Stock if a quorum is present. The affirmative vote of a majority of votes cast by the holders of Common Stock at the 2023 Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm, to approve Amendment No. 2 to the 2016 Omnibus Long-Term Incentive Plan, and to approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay”. Regarding recommending, on an advisory basis, the frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation, the option of one year, two years, or three years that receives the highest number of votes cast by the holders of the Common Stock will be considered to be preferred by the holders of Common Stock.
Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting, in connection with Proposals 2 through 4. For Proposal 5, you have the option to vote for one year, two years or three years.
Meeting Attendance. Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card, and bring a copy of the proxy card with them to the meeting. Ballots will also be available at the meeting. Beneficial owners of the Common Stock that is held by a Nominee must provide adequate proof of ownership.In addition, due to security requirements at the Company’s headquarters, a government issued photo identification will be required for admission to the 2023 Annual Meeting.
Revocation of Proxies. A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the 2023 Annual Meeting by:
(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:
Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
(2)	Appearing in person and voting using a ballot at the Annual Meeting, or
(3)	Filing an instrument of revocation with the Inspector of Elections at the 2023 Annual Meeting.
If shares of the Common Stock are held in the name of a Nominee, the beneficial owner of those shares must contact the Nominee in order to change a vote. The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

i

PROPOSAL 1: Election of Directors
The Board of Directors of Telos recommends that the Director Nominees named below be elected by the holders of the Company’s Common Stock.
The election of directors requires a plurality of the voting power of the shares of our Common Stock present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote thereon. Only votes cast “FOR” a nominee will be counted in the election of directors. Broker non-votes and abstentions will not be counted. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Director Nominees
The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as directors by the holders of the Common Stock, to serve until his or her successor is elected and qualified: John B. Wood, David Borland, Bonnie L. Carroll, Derrick D. Dockery, Bradley W. Jacobs, Maj. Gen. (ret) John W. Maluda, and Fredrick D. Schaufeld. Each of our directors is a United States citizen.
John B. Wood Age | 59
President, Chief Executive Officer, Chairman of the Board of the Company. Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO. Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards. Mr. Wood is the brother of Mr. Emmett J. Wood, who was the Executive Vice President, Marketing & Strategy, of the Company until February 7, 2023.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Due to Mr. Wood’s broad knowledge and experience with the Company and its offerings, he is considered to have cybersecurity expertise. In addition, his experience with its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.

David Borland Age | 75
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government. Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003). Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Bonnie L. Carroll Age | 65
President and Founder, Tragedy Assistance Program for Survivors (TAPS), a non-profit organization that provides comfort, care, and resources to family members grieving the death of a member of the military, since 1994. Ms. Carroll was elected to the Board in September 2020. Ms. Carroll also has held appointments in the government, including White House Liaison at the Department of Veteran Affairs under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and the Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom. Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the Department of Defense.

Ms. Carroll’s extensive service in the military, civilian agencies, and non-profit work serving family members of military service men and woman, and the recognition of her service by the highest level of government, make her a valuable member of the Board of Directors.

Derrick D. Dockery Age | 42
U.S. Government Affairs at TikTok, a popular video streaming and sharing app, since June 2020. Mr. Dockery was elected to the Board on January 19, 2022. Mr. Dockery is also the Co-Founder of Yellow Ribbons United, a non-profit founded in 2013, which leverages professional sports platforms and resources of corporate America to increase awareness of issues affecting retired and active duty military personnel and their families. From 2013 to 2019, Mr. Dockery worked at the U.S. House of Representatives for Speaker Paul Ryan (2016-2019) as Business and Intergovernmental Coalition Director; Chairman Jason Chaffetz, House Oversight and Government Reform Committee (2015-2016) as Communications and Coalitions Coordinator; and Chairman Paul Ryan, House Budget Committee Office (2013-2015) as Communications Press Assistant. From 2003 to 2013, Mr. Dockery played professional football as an offensive lineman for the Dallas Cowboys, Washington Redskins, and the Buffalo Bills.

Mr. Dockery holds a Bachelor of Science in Education with a minor in Communications from the University of Texas in Austin, Texas and a Master of Business Administration from George Washington University in Washington, D.C.

Mr. Dockery’s experience working in Congress and his relationships in the business community make him a valuable member of the Board of Directors.

Bradley W. Jacobs Age | 65
Adjunct Professor at Rollins College in Florida and Consultant since January 2015. Mr. Jacobs was elected to the Board on January 19, 2022. Mr. Jacobs is a consultant for various law firms regarding U.S. Department of Defense and agency bid protests. From November 2000 until September 2014, Mr. Jacobs served in various finance roles at BAE Systems, Inc., which has 43,700 employees worldwide and generated $12 billion in sales in 2013. At BAE Systems, Inc., he held the following positions: Senior Vice President, Finance (March 2009 to September 2014); Vice President, Finance, Mergers & Acquisitions (September 2007 to February 2009); and Vice President, Finance, Electronics & Integrated Solutions Operating Group (November 2000 to August 2007). From March 1992 until November 2000, Mr. Jacobs worked in various management roles at Lockheed Martin Company. Mr. Jacobs also serves on the Board of Tragedy Assistance Program for Survivors (TAPS) and the Jewish Federation for Greater Orlando.

Mr. Jacobs holds a Bachelor of Science in Finance (with honors in Economics) from the University of Maryland and a Master of Science in Industrial Administration from Purdue University.

Mr. Jacobs’s education, his extensive experience with major defense contractors, and his focus on financial matters within those companies, make him a valuable member of the Board of Directors.

John W. Maluda (Maj.Gen. USAF, Ret.) Age | 69
Retired, U.S. Air Force Major General. General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, at Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff. General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, and U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency.

General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force, cybersecurity expertise as a former CIO and broad industry insight make him a valuable member of the Board of Directors.

Fredrick D. Schaufeld Age | 63
Co-founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board in November 2020. Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Mr. Schaufeld also owns American Bike Ride, the parent of DC Bike Ride. Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion (now NEW Asurion) in 2008. Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld is the recipient of Ernst & Young’s “Entrepreneur of the Year” award, has been nominated to membership in the Horatio Alger Association, and is a member of the Economic Club of Washington, D.C., the Young Presidents Organization (YPO) and its Peace Action Network Arab American Action Forum. Mr. Schaufeld also sits of the board of several charitable organizations, including INOVA Health System Foundation and the Wolf Trap Foundation.

Mr. Schaufeld received his BA in Government from Lehigh University.

Mr. Schaufeld’s extensive experience in business and finance, as well as his service to various local charitable organizations, make him a valuable member of the Board of Directors.

Board Diversity Matrix (as of March 13, 2023)
In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that Directors may bring to our Board, including service in the U.S. military.
Total number of Directors	7
Directors who are U.S. military veterans	3
Gender
	Female	Male	Non-binary	Undisclosed
Directors	1	6	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latin	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LBGTQ+	—	—	—	—
Undisclosed	—	—	—	—
Board Diversity Matrix (as of April 1, 2022)
Total number of Directors	8
Directors who are U.S. military veterans	4
Gender
	Female	Male	Non-binary	Undisclosed
Directors	1	6	—	1
Number of directors who identify in any of the categories below:
African American or Black	—	1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latin	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LBGTQ+	—	—	—	—
Undisclosed	—	—	—	1

Board of Directors Nomination Process
The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from our management, current Board members, stockholders, and contacts in organizations served by the Company. Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws. This process provides that, in order for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver written notice to the Company’s secretary at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.
The Nominating Committee conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and NASDAQ rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; ten (10) years of corporate or related business experience, preferably having served on the board of directors of a corporation; and familiarity with government contracts, the defense industry, and information technology and security. The Company believes that the Board should reflect a diversity of backgrounds and expertise. The Nominating Committee takes into account diversity considerations in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations. The evaluation process of a potential candidate’s background will not be treated differently whether or not the individual was nominated by a stockholder.
If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee’s chairman, the Company’s CEO, or other directors to determine the potential candidate’s interest in serving on the Board. If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives. Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.
Independence of Directors
The Board has determined that each of the individuals nominated to serve on the Board (except for Mr. John B. Wood and General Maluda) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with the standards of NASDAQ. If all director nominees are elected to serve as our directors, independent directors will constitute a majority of our Board.
In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Certain Relationships and Related Transactions
Our policies and practices with respect to related person transactions were adopted on October 25, 2007 and amended on May 14, 2021, and are available on our website at https://investors.telos.com/. Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed and approved by the Audit Committee. For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.
Mr. Emmett Wood, the brother of the Chairman and CEO, Mr. John B. Wood, was an employee of the Company from 1996 and held the position of Executive Vice President, Marketing & Strategy until his resignation on February 7, 2023. The amounts earned by Mr. Emmett Wood as total compensation, including stock awards and other benefits, for 2022, 2021 and 2020 were $3,045,669, $4,158,522, and $1,079,297, respectively. The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013. This agreement is substantially similar to the employment agreements between the Company and Mr. Griffin, also described under the caption “Executive Officer Employment Agreements” beginning on page 27. As of December 31, 2022, Mr. Emmett Wood owned 360,417 shares of the Company’s Common Stock, which includes unvested restricted share units, and an additional 9,037 shares of Common Stock held for his benefit in the Company’s 401(k) Shared Savings Plan.
General Maluda, through his entity, JK Maluda LLC, and the Company are parties to a consulting agreement under which General Maluda provides certain consulting services to the Company. Under the agreement, General Maluda received $24,500 and a grant of Telos restricted stock valued at approximately $300,000 that vested in four installments in 2022. The agreement was amended again to extend the term to June 30, 2023. For his fees for services to be rendered in 2023, General Maluda received a grant on January 3, 2023, of Telos’ restricted share units valued at $87,500, vesting one-half each on March 8, 2023 and May 18, 2023.
Meetings of the Board of Directors and Committees of the Board of Directors
During the fiscal year ended December 31, 2022, the Board of Directors held four meetings. Each director attended at least 75%, in the aggregate, of all meetings, in person, by phone or virtually, of the Board and the respective committees of the Board on which they served.
The Company encourages all directors to attend annual meetings of stockholders, and submit their proxy cards. All directors attended the in-person 2022 Annual Meeting of Stockholders.
The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee currently consists of directors Jacobs (chairman), Carroll, and Schaufeld, each of whom is an independent director. In 2022, the Audit Committee met eleven times. The Audit Committee charter is available on the Company’s website at https://investors.telos.com/. The Board has determined that Mr. Jacobs is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent.
Management Development and Compensation Committee
The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers and directors and any stock compensation to be provided to all employees and directors. The Compensation Committee currently consists of directors Schaufeld (chairman), Borland, Carroll and Dockery, each of whom is an independent director. In 2022, the Compensation Committee met five times. The Compensation Committee charter is available on the Company’s website at https://investors.telos.com/.
The Compensation Committee continued the engagement of Lockton Companies, LLC (“Lockton”) for 2022 as an independent executive compensation advisor and renewed the engagement for 2023. Lockton advises the

Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs for our officers and directors. As part of its consultation with the Compensation Committee, Lockton assists the Compensation Committee with the selection of an appropriate peer group of companies to use for comparison and benchmarking purposes. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, under the direction of the Compensation Committee, interacts with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work. The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to assist the Board in: (a) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board (i) the director nominees for election at each annual meeting of the Company’s stockholders and (ii) candidates to fill any vacancies on the Board; and (b) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company and overseeing the implementation of such policies and procedures. In 2022, the Nominating Committee was charged by the Board with oversight of the Company’s environmental, social and governance (“ESG”) strategy. The Nominating Committee currently consists of directors Borland (chairman), Carroll and Dockery, each of whom is an independent director. The Nominating Committee met three times in 2022. The Nominating Committee charter is available on the Company’s website at https://investors.telos.com/.
Compensation of Directors
The Compensation Committee recommended to the Board of Directors that the pay structure of the directors for 2022 remain the same as the prior year, which provided for the following annual compensation: $35,000 basic annual retainer plus the following annual fees for committee chairpersons and members:
Audit Committee:	Chairperson: $24,000	Member: $ 8,750
Compensation Committee:	Chairperson: $12,000	Member: $ 5,250
Nominating Committee:	Chairperson: $ 7,500	Member: $ 4,000
Government Security Committee[1]:	Chairperson: $ 8,000
1
Government Security Committee only had two members, Mr. Borland as Chairperson, and Mr. John Wood. Mr. John Wood receives no separate compensation for his service on the Government Security Committee, and his compensation as an executive is described elsewhere in this document. As noted on page 9, the Government Security Committee was dissolved on August 8, 2022.

In addition, each director received a long-term incentive award valued at $177,500 as of the grant date. In 2022, the directors’ annual fees and long-term incentive awards were paid by a combined grant of Telos restricted share units on May 17, 2022, with 100% vesting on March 8, 2023.
As previously disclosed, General Maluda, through his entity, JK Maluda LLC, and the Company entered into a consulting agreement under which General Maluda provides certain consulting services to the Company. Under the agreement, General Maluda received $24,500 for January 2022 and a grant of Telos restricted share units valued at approximately $300,000 on February 1, 2022. Twenty-five percent of the grant vested on each of the following dates: April 1, 2022, July 1, 2022, October 1, 2022 and December 31, 2022.

The following table summarizes the director compensation paid during the year ended December 31, 2022, other for than Mr. John Wood (who was not paid separate compensation for his service as a director and whose compensation is described elsewhere in this proxy statement):
DIRECTOR COMPENSATION FOR 2022
Name	Stock Award	All Other Compensation	Total
Bernard C. Bailey	$87,000[1]	$—	$87,000
David Borland	232,000	—	232,000
Bonnie L. Carroll	229,000	—	229,000
Derrick D. Dockery	221,000	—	221,000
Brad W. Jacobs	230,000[2]	—	230,000
John W. Maluda	211,000	324,500[3]	535,500
Fredrick D. Schaufeld	232,000	—	232,000
TOTAL	$1,442,000	$324,500	$1,766,500
1	Mr. Bailey did not stand for election May 2022. This amount represents his compensation for his services through May 2022.
2
Mr. Jacobs assumed Mr. Bailey’s role as Chair of the Audit Committee upon Mr. Bailey’s retirement in May 2022. This amount includes a pro-rata amount of fees earned as Chair of the Audit Committee from May 2022 through December 31, 2022.

3	Amount paid pursuant to a consulting agreement with the Company for 2022, paid in cash and stock award.
Stockholder Communications with Board of Directors
Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director. There have been no changes in the procedures by which stockholders may recommend nominees to our Board of Directors.
Corporate Governance
Our Board and management are committed to sound corporate governance. In keeping with sound corporate governance practices, we maintain a majority of independent directors on the Board of Directors.
Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company. Our policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interest of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with our customers, partners and vendors and in the field of cybersecurity. The Board may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future. We do not have a lead independent director.
We previously operated under a Proxy Agreement with the U.S. Defense Counterintelligence and Security Agency (“DCSA”), formerly the Defense Security Services (“DSS”), which governs the relationship between us and certain of our foreign stockholders. However, due to the decreased ownership interest of our foreign stockholders, we entered into a Security Control Agreement (“SCA”) to replace the Proxy Agreement on August 24, 2020. The SCA requires a Government Security Committee of the Board and a number of security processes and procedures to protect the Company from inappropriate foreign ownership control and influence. Mr. Borland (chairperson) and Mr. John Wood were members of the Government Security Committee. At the execution of the SCA, foreign stockholders who were parties to the SCA held approximately 35% ownership interest in the Company. After the initial public offering of our Common Stock in November 2020, the ownership interest of our foreign stockholders diminished further, such that the foreign stockholders who were parties to the SCA held approximately 14.1% of the outstanding Common Stock as of December 31, 2021. Due to diminished foreign ownership interest, the parties terminated the SCA on May 20, 2022. Currently, the Company operates in accordance with a Resolution of the Board of Directors regarding its responsibilities under applicable law and to the DCSA, dated March 24, 2022. Since it is no longer required, the Government Security Committee was dissolved on August 8, 2022.

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller. The Code of Ethics and Business Conduct is available on our website at https://investors.telos.com/. In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, we will provide timely notice of such amendment or waiver on our website. In addition, our Board has adopted a Code of Ethics and Standards of Conduct to ensure that the Company adheres to ethical standards and obeys all applicable laws. The Code applies to Telos Corporation and to all of its subsidiaries, domestic and foreign, and all employees, consultants, officers and directors thereof. The Code of Ethics and Standards of Conduct is available on our website at https://investors.telos.com/.
Information Security and Risk Oversight
As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management. The Board reviews matters of macro-economic, political, business, supply chain, climate and competitive risk directly with management as part of management’s regular Board reporting. The Board also receives regular updates from the Company’s legal department concerning legal and certain compliance risks. The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation programs. The Board of Directors has delegated responsibility for risk oversight of the balance of the Company’s significant areas of risk to the Audit Committee, including financial risk, internal control over financial reporting, audit, certain compliance requirements, and information security and cybersecurity risk. In accordance with its charter, the Audit Committee discharges these responsibilities through various processes, including the use of an independent third party to assist the Company with internal audits and other third party advisers as and when it deems appropriate, and discusses with management the Company’s major policies with respect to risk assessment and risk management. The Audit Committee regularly reports the results of these discussions to the Board of Directors.
We rely heavily on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an ISO 27001-certified Information Security Management System (“ISMS”) to enhance our corporate security measures, identify and mitigate information security risks, and protect and preserve the confidentiality, integrity, and continued availability of all information owned by the Company and that of its customers and suppliers in our control. Our ISO certification can be verified on the BSI website using certificate number IS 64920.
Our ISMS includes developing, implementing, and continually improving policies and procedures to safeguard information and ensure the availability of critical data and systems. These policies cover areas such as requiring secure coding practices and a secure development lifecycle process, monthly information security awareness training for all employees and enhanced training for specialized personnel, review and assessment by external, independent third parties, who certify and report on our weaknesses and internal response preparedness for the entire Company, and the performance of daily vulnerability scanning of our network infrastructure as well as annual third-party penetration testing.
In addition to our active ISO 27001 certification, the Company also assesses itself against the National Institute of Standards and Technology Special Publication 800-171 as required by the Defense Federal Acquisition Regulation Supplement (“DFARS”). In accordance with our ISMS, we also actively monitor known threats that could affect our products and services and work with our suppliers to provide us with real-time reports of threats or vulnerabilities that may affect our enterprise-wide systems. Our program also includes a robust cyber incident response that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident as well as a business continuity that provides a clear framework for how the Company can continue in the event of any significant disruption to ensure that we can offer the same level of security, support, and excellence to all our customers.
Management reports information security incidents to the Audit Committee as they occur, if material, and provides periodic briefings to the Board about our information security program, our internal response preparedness, and assessments led by outside advisors. Overall, our Board contains two directors with significant work experience related to information security issues or oversight. We carry errors and omissions insurance that provides some protection against the potential losses arising from a cybersecurity incident. In the last three years, we have not experienced a material information security breach incident or any penalties or settlements related to the same, and the expenses we have incurred from information security breach incidents were immaterial.

Environmental, Social and Governance (ESG) Matters
Our Board and management believe that operating our business in line with solid governance principles and in a socially and environmentally responsible manner furthers our core values and creates the greatest value for our stakeholders. We further believe that our environmental, social and governance priorities should support sustainable long-term financial performance.
Our Nominating and Governance Committee of the Board oversees our ESG matters, and in 2023 its charter was amended by the Board to reflect that responsibility. In 2022, we formed an ESG task force to address contractual and other compliance requirements in the ESG sphere, as well as the Company’s overall ESG strategy, including greenhouse gas reduction, industry-relevant ESG reporting, and the process by which we assess certain ESG risks and opportunities.
Our single largest source of scope 1 or 2 greenhouse gas emissions is energy purchased in connection with our headquarters building in Ashburn, Virginia. Our ESG task force and facilities management team are looking into ways to reduce that energy usage and considering an appropriate greenhouse gas reduction target. We do not own or operate data centers. Many of our solutions are cloud-based or are designed to facilitate our customers’ secure cloud usage or cloud migration, thereby fostering sustainable energy use.
Our management team is committed to maintaining a corporate culture that fosters mutual respect and job satisfaction for our people while delivering innovation and value to customers and shareholders. This commitment is reflected in our core values:
Always with integrity, at Telos we:
Build trusted relationships,
Work hard together,
Design and deliver superior solutions, and
Have fun doing it.
We value diversity and inclusion and are committed to providing a work environment that is free of discrimination and harassment, where our employees can do their best work, bring their whole self to work, feel supported and in turn support others. We strive to create a working environment where everyone feels included and respected and has an equal opportunity to contribute.
For more information on our human capital resources, please see our 2022 annual report on Form 10-K.
Consistent with our first core value – integrity – we have established and published a Partner Code of Conduct to address the business ethics of those with whom we collaborate, and a Global Anti-Human Trafficking Policy to reinforce that Telos will not and does not tolerate or condone human trafficking in any part of its organization or business relationships. Our business is conducted in accordance with our published Code of Ethics and Standards of Conduct. Furthermore, as noted above, in 2022 the Board adopted a Clawback Policy to ensure that executive compensation premised upon financial performance aligns with that performance.
In one form or another, our solutions are entirely dedicated to protecting our customers’ people, information and digital assets, and we take pride in producing products and services in support of that socially beneficial goal. We acknowledge that information and data security are of paramount importance to our business and our customers – to that end, we are focused on improving our information security practices and mitigating information security risk. For more information on our information security, see the Information Security and Risk Oversight section of this Proxy Statement.
Board of Advisors
On May 13, 2020, we formed the Advisory Board of Telos (the “Advisory Board”), which serves as advisors to the Company’s management team and the Board of Directors in the conduct of the Company’s business and the pursuit of its strategic objectives. Membership of the Advisory Board is determined by the Board of Directors, and once appointed to the Advisory Board, members of the Advisory Board serve until the earlier of their resignation, removal, the appointment of their replacement, or the end of a set term.
The Board of Directors has delegated to the Compensation Committee the responsibility to evaluate potential candidates for the Advisory Board, the terms upon which such candidates would serve including compensation for their service, and recommend both appropriate candidates and terms for approval by the Board of Directors.
Responsibilities of members of the Advisory Board include:

•	Providing counsel and advice as may be requested from time to time.
•
Providing opinions to assist the Company in identifying and, in coordination with the Company’s management team, pursuing opportunities related to potential sales, technical issues, product development, marketing, strategic direction, and other matters.

•	Keeping the Company updated of technological, competitive and other changes and developments pertinent to the business of the Company.
•	Contributing to support the Company’s objectives.
The Advisory Board meets periodically pursuant to the needs or opportunities of the business of the Company, but did not meet in 2022. The chairperson of the Advisory Board is responsible for calling and convening such meetings. All members of the Advisory Board serve as independent contractors engaged solely to consult with the Company’s management team and Board of Directors, with no duties with respect to the management of the company or authority to bind the Company or act on its behalf. Each member of the Advisory Board enters into an agreement with the Company which governs the relationship between the Company and such member.
On May 13, 2020, the Company appointed General (Ret.) Keith Alexander to the Advisory Board as its inaugural member. General Alexander serves as a strategic partner and provides the Company with advice on key cybersecurity objectives and initiatives. General Alexander is the Founder, Chairman, CEO and President of IronNet Cybersecurity. General Alexander previously served as director of the National Security Agency, chief of the Central Security Service and commander of the United States Cyber Command, where he led DoD agencies during the conflicts in Afghanistan and Iraq at a time when cyber-attacks against the United States were on the rise. General Alexander also serves on the board of directors of Amazon.com, Inc.
On May 1, 2022, Mr. Richard Tracy was appointed to the Advisory Board for a term of one year. Mr. Tracy was appointed to the Advisory Board due to his many years of service to the Company and his in-depth knowledge of information security and our Xacta suite of products. Mr. Tracy joined the Company in October 1986 and held a number of management level positions, including Chief Security Officer and Chief Technology Officer, until his retirement in April 2022. Mr. Tracy pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals.
For his service on the Advisory Board, General Alexander does not receive a fee but he did received a grant of 100,000 shares of Class A Common Stock of the Company on May 13, 2020. In accordance with the vesting schedule, 25% vested immediately upon grant and then 25% will vest on each of the next three anniversary dates of the grant. On June 23, 2022, Mr. Tracy received a grant of 25,000 restricted share units of Common Stock as compensation for his services on the Advisory Board, and they are scheduled to vest on May 18, 2023.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Telos recommends that the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year be ratified by the holders of the Common Stock.
The Audit Committee selected PricewaterhouseCoopers (“PwC”) to serve as the Company’s independent registered public accounting firm for the 2023 fiscal year. The ratification of the selection of PwC requires a majority of the voting power of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Holders of Common Stock have the right to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 2. Abstentions on Proposal 2 will have no effect on the results of the vote.
On June 6, 2022, the Company notified BDO USA, LLP (“BDO”) that the Company was dismissing BDO as its independent registered public accounting firm effective immediately. The Company engaged PwC as its independent registered public accounting firm for its second quarter ended June 30, 2022 and its fiscal year ended December 31, 2022. The decision to dismiss BDO and to engage PwC was approved by the Audit Committee of the Company’s Board of Directors.
The reports of BDO on the consolidated financial statements for the Company for each of the fiscal years ended December 31, 2021, and December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO’s audit report dated March 28, 2022, on the Company's internal control over financial reporting as of December 31, 2021 expressed an adverse opinion thereon. The adverse opinion was the result of identified material weaknesses described in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 10-K”).
During the Company’s fiscal years ended Decemebr 31, 2021, and December 31, 2020, and the subsequent interim periods through the date of dismissal, there were no disagreements with BDO on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for those periods.
For the fiscal years ended December 31, 2021, and December 31, 2020, and through the date of dismissal, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except that, as disclosed in the 2021 10-K, the Company’s management did not maintain effective internal control over financial reporting as of December 31, 2021, as a result of the material weaknesses identified.
During the fiscal years ended December 31, 2021, and December 31, 2020, and through June 6, 2022, neither the Company, nor anyone acting on its behalf, consulted with PwC with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
Aggregate fees for professional services billed to us by PwC and BDO for the years ended December 31, 2022 are summarized as follows:
2022
PricewaterhouseCoopers:
Audit fees[1]	$1,247,100
All other fees[2]	2,900
Total	$1,250,000

2022
BDO USA, LLP:
Audit fees[3]	$591,000
Tax fees[4]	149,000
All other fees	—
Total	$740,000
1
Audit fees include fees for the annual audit, including the integrated audit of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10-Q for the second and third quarters.

2	Fees consist of PwC technical accounting and financial statement disclosure guidance/research tools.
3
Audit fees for the review of the Company’s quarterly report on Form 10-Q for the first quarter, fees related to the transition to PwC including a $25,000 fee for access to BDO’s workpapers, and a $500,000 fee charged for the consent and re-issuance of BDO’s 2021 audit opinion for inclusion in the 2022 Form 10-K.

4	Represent fees related to the review of federal and state income tax returns and other tax-related services.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.
Report of the Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2022, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.
The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Bradley W. Jacobs, Chairman Bonnie L. Carroll Fredrick D. Schaufeld

PROPOSAL 3: APPROVAL OF AMENDMENT NO. 2 TO THE 2016 OMNIBUS LONG-TERM INCENTIVE PLAN
The Board of Directors of the Company has approved the Plan Amendment and recommends its approval to the Stockholders.
On March 23, 2023, the Board of Directors of the Company approved Amendment No.2 (“Plan Amendment”) to the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (“2016 LTIP”) to increase the number of shares available for issuance by 6,000,000 shares, subject to the approval of the stockholders at the 2023 Annual Meeting. No other amendments are being proposed to the 2016 LTIP other than the share increase. Amendment No. 2 to the 2016 LTIP is substantially in the form attached hereto as Exhibit A. Approval of the Plan Amendment requires the affirmative votes of a majority of vote cast. Holders of Common Stock have the right to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 3.
The Company believes that the approval of the Plan Amendment is critical in our efforts to recruit and retain key employees who are important to our continued growth. Equity awards are an essential compensation component to attract top talent and any hindrance to our ability to grant awards under the 2016 LTIP will have a negative impact on our performance. Further, if the Plan Amendment is not approved, there will be insufficient shares available for issuance under the 2016 LTIP and, therefore, the Company will have to take alternative strategic actions, such as increasing the cash component of employee compensation to retain and motivate our current employees and recruit the necessary talent and skill sets. This could impair the operating cash flow and/or the ability to attract and retain the individuals necessary to drive performance results that increase long-term stockholder value. Thus, the Company believes that this proposal is entirely in the best interests of its stockholders.
Once approved, the Plan Amendment will become effective on the date of the 2023 Annual Meeting, and the available shares for issuance will increase by 6,000,000 shares. We believe this request is reasonable in light of the current stock price and our business growth initiatives for 2023 and going forward. These additional shares combined with those previously approved and included in the 2016 LTIP would represent approximately 19% of our outstanding Common Stock if all of the shares were issued under the 2016 LTIP.
As previously reported, the number of shares of Common Stock outstanding, granted, vested and forfeited from 2021 to 2022 are as follows:
	Time-Based RSU	Performance- Based RSU	Total	Weighted-Average Grant Date Fair Value
Unvested outstanding units as of December 31, 2021	3,030,608	492,727	3,523,335	$34.24
Granted	3,987,911	—	3,987,911	9.89
Vested	(3,068,525)	—	(3,068,525)	21.39
Forfeited	(379,912)	(155,942)	(535,854)	32.95
Unvested outstanding units as of December 31, 2022	3,570,082	336,785	3,906,867	$19.53
The Board of Directors considered the historical numbers of time-based and performance-based restricted stock units granted starting in 2021, after the November 20, 2020 IPO event.
Annual Share Usage	2021	2022
RSUs Granted	3,206,283	3,987,911
PSUs Granted	508,903	—
Total Equity Awards Granted	3,715,186	3,987,911
No stock options, stock appreciation rights, or dividend equivalent rights have been issued under the 2016 LTIP.
As of March 13, 2023, the record date, 2016 LTIP data reflected the following:
Restricted shares units granted since November 2020	7,810,537
Restricted shares units granted but unvested	2,102,256
Restricted share units forfeited since November 2020	1,092,190
Shares available for issuance	741,566

As of March 13, 2023, we had 70,109,545 total shares of Common Stock outstanding.
The following table sets forth as of December 31, 2022, information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under our existing equity incentive plan. All shares under our existing equity incentive plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.
	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders[1]	3,906,867	$19.53	412,022
Equity compensation plans not approved by security holders	—	—	—
Total	3,906,867	$19.53	412,022
[1]	Consists of the Company's 2016 Omnibus Long-Term Incentive Plan, as amended.
In approving the Plan Amendment, the Board of Directors also considered the following factors:
•
Plan Importance: Equity grants under the 2016 LTIP are critical to the Company’s success and continued growth because they directly align employee interests with those of the stockholders and create a culture of ownership. They are key to increasing the Company’s ability to attract, reward and motivate top talent needed to achieve and exceed the Company’s strategic and continued growth objectives. They also promote retention of top talent as equity awards are subject to multi-year and time-based vesting and/or performance-based conditions.

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Plan Participation: Awards are issued on a broad-based basis that includes our Board of Directors, our executive officers and leadership team, and our broader employee base. Approximately 57% of our current employee base have been granted equity awards under the 2016 LTIP.

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Share Repurchases: The Company’s share repurchases under its share repurchase program offset the dilutive impacts of equity awards granted under the 2016 LTIP. On May 24, 2022, the Board of Directors approved a stock repurchase program for the repurchase of up to $50 million of our outstanding shares of Common Stock. As of December 31, 2022, the Company had repurchased 1,550,162 shares and still has approximately $38.7 million available under the stock repurchase program. Since the inception of the share repurchase program, the Company has returned over $11.3 million in capital to stockholders.

•	Favorable Plan Features: The Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices.
○	No automatic share replenishment or “evergreen” provision: Shares are not automatically replenished.
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No discounted pricing of options or stock appreciation rights (“SARs”): Stock options and SARs may not be granted with an exercise price or measurement price lower than the fair market value of the underlying shares on the date of grant.

○	No liberal share counting or “recycling” of shares: Shares repurchased by the Company or withheld to satisfy tax withholding obligations are not available for issuance under the Plan.
○	No liberal change in control definitions: Change in control benefits are triggered only by the occurrence, rather than by stockholder approval, of a merger or other change in control event.
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Potential Non-Favorable Strategic Actions: If the Plan Amendment is not approved, the Company will have to pursue multiple courses of less favorable strategic action. The Company will reassess current hiring practices and scale back equity awards for current employees, which can lead to less growth and higher turnover and related costs. Cash awards tend to be less desirable for current employees and new hires. This will ultimately make the Company less competitive in attracting top talent and lead to discontent and frustration for our existing employees. It will also reduce our cash position that could otherwise be used for future growth opportunities. In addition, cash awards will be subject to less favorable accounting treatment. This will also decrease acquisition investments to conserve cash to fund employee compensation.
Summary of 2016 LTIP, as amended
The 2016 LTIP was originally adopted by the Board of Directors on August 12, 2016, and it authorized 4,500,000 shares to be available for issuance. At the October 26, 2020 Special Meeting of Common Stockholders, the stockholders approved Amendment No. 1 to the 2016 LTIP, which increased the total number of available shares to 9,400,000 (inclusive of 1,007,742 shares that were at the time of Amendment No. 1 available but not awarded under the 2016 LTIP). After the IPO on November 20, 2020, and the reverse stock split associated therewith, the total number of available shares under the 2016 LTIP was converted to 7,459,913 shares of Common Stock. The following is just a summary of the material features of the 2016 LTIP and is qualified in its entirety by reference to the complete text of the 2016 LTIP that was filed with the Company’s periodic reports.
Purpose: The 2016 LTIP is intended to enhance the Company’s ability to attract and retain highly qualified directors, officers, key employees, and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the 2016 LTIP provides for the grant of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares and dividend equivalent rights (each, an “Award”).
Administration: The 2016 LTIP is administered by the Board of Director which has delegated the responsibilities to the Compensation Committee (“Administrator”) to administer, implement and operate the 2016 LTIP, and to grant and interpret the Awards.
Eligibility: An eligible individual includes any employee, officer, director, consultant, and advisor of the Company, and any other individual whose participation in the 2016 LTIP is determined by the Administrator to be in the best interests of the Company.
Duration of the Plan: The 2016 LTIP became effective as of August 12, 2016. Unless terminated sooner by the Board, the 2016 LTIP remains in effect until all shares subject to it have been purchased or acquired. No Award may be granted under the 2016 LTIP after September 30, 2030. Subject to other applicable provisions, any Award made under the 2016 LTIP before termination of the 2016 LTIP remains in effect until the Award has been satisfied or terminated in accordance with the 2016 LTIP and the terms of the Award.
Forfeiture: The Award Agreement specifies the conditions under which a participant may forfeit an Award. In general, an unvested Award is forfeited when the participant’s employment or other service relationship with the Company is terminated, and the period within which one may exercise a vested Award following termination is limited. An Award Agreement may provide that an Award terminates in its entirety, regardless of whether the Award is vested in whole or part, if the participant’s employment or other service relationship with the Company is terminated for “cause.” In addition, if the participant is an executive officer of the Company (or former executive officer) certain federal laws may apply which could require the Company to recoup amounts received under an Award under certain circumstances.
Types of Awards: The 2016 LTIP permits the grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Unrestricted Shares or Dividend Equivalent Rights. The Award Agreement between the Company and the participant sets for the terms and conditions of the Award.
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Options: The Award Agreement provides the type of Option (non-qualified stock option (“NSO”) or incentive stock option (“ISO”) awarded, the number of Options, the purchase price per share (also referred to as the “exercise price”), the term of the Option, and other conditions as the Administrator may determine. Any eligible individual may be granted a NSO and the maximum term is ten years, although the Award Agreement may specify a shorter term. An NSO must have a purchase price at least equal to the fair market value of the underlying share on the grant date. The 2016 LTIP generally defines “fair market value” to mean the official closing price per share on the relevant date. An ISO may be granted only to employees of the Company or any of its subsidiaries. The purchase price must be at least equal to the fair market value of the underlying share on the grant date (or 110% of the fair market value if granted to someone who owns more than 10% of the total combined voting power of all classes of shares of the Company). An ISO grant is also limited by the following general restrictions: (i) an ISO must be granted within 10 years of the 2016 LTIP’s adoption by the Board; (ii) the term of an ISO cannot exceed 10 years (5 years if granted to a 10%+ Stockholder); (iii) the total fair market value (determined as of the grant date) of shares for which all ISOs first become exercisable by an individual in any calendar year under this 2016 LTIP or any other plan may not exceed $100,000 or any other amount as may be permitted from time to time under Code Section 422; (iv) an ISO cannot be granted in tandem with an NSO in a manner that the exercise of one affects the right to exercise the other; and (v) an Option generally ceases to be treated as an ISO for tax purposes three months after the participant ceases to be an employee of the Company even if the terms of the Award Agreement specify that the Option remains exercisable beyond this three-month period. Upon vesting, the Option becomes exercisable. The period during which an Option can be exercised is limited and may terminate when certain events occur, such as termination of employment or other service relationship with the Company. Shares purchased upon exercising the Option must be paid in full at the time of purchase. The purchase price may be paid (i) in cash or a cash-equivalent, (ii) by tendering or having withheld shares that have a total fair market value equal to the purchase price, (iii) by a broker-assisted cashless exercise procedure, (iv) by a combination of the foregoing methods, or (v) by any other means that the Administrator approves. If authorized under the Award Agreement, a participant may transfer, not for value, all or part of an NSO to a family member. No other Award is transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the awardee or, during the period under a legal disability, by the guardian or legal representative.
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Share Appreciation Rights (“SAR”): In general, a SAR entitles the participant to receive a payment upon exercise equal to (1) the excess of (a) the fair market value on the exercise date of one share over (b) the grant price per share specified in the Award Agreement, times (2) the number of shares for which the SAR is being exercised. The grant price per share of a SAR cannot be less than the lower of the fair market value of the underlying share on the grant date or the exercise price of any tandem Option to which the SAR relates. The Administrator determines whether to pay the amount due upon exercise of the SARs in cash, by delivery of shares, or by a combination of the two. If any portion of the payment is made in shares, the Administrator determines the number of shares by dividing the portion of the payment amount by the fair market value of a share on the exercise date. No fractional Shares to settle a SAR will be issued. The Administrator determines whether to pay cash in lieu of any fractional shares or whether to cancel fractional shares without payment.

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Share Award: The Administrator may grant an Award of restricted or unrestricted shares. The Administrator determines whether to pay the share award in cash, by delivery of shares, or by a combination of the two. For restricted shares, the Award Agreement specifies the restrictions, their duration, and events that would cause a forfeiture.

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Restricted Share Units: A restricted share unit granted is credited to a bookkeeping reserve account solely for accounting purposes, and represents a right to receive, on a date specified in the Award Agreement (the “settlement date”), one share or cash in an amount equal to the value of one share. To settle a restricted share unit, the Administrator determines whether to pay in cash, by delivery of shares, or by a combination of the two. Except as otherwise provided in the Award Agreement, participants have no rights of a stockholder for the share represented by a restricted share unit until the date the shares are issued.

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Dividend Equivalent Rights: A dividend equivalent is the payment of an amount with respect to the restricted share units equal to the amount of dividends one would receive if one owned the underlying shares. If an Award Agreement provides that dividend equivalents are payable with respect to restricted share units, such dividend equivalents may be paid in any of the following ways: (1) in cash at the same time the cash dividends are paid to stockholders; (2) held in an account and paid in cash upon settlement of the restricted share units to which such dividend equivalents relate; or (3) in additional restricted share units. If additional restricted share units are paid with respect to cash dividends, the number of additional restricted share units to be granted will equal: (i) the product of (x) the per-share cash dividend, multiplied by (y) the total number of restricted share units which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the fair market value of one share on the payment date of such dividend. Any dividend equivalents that are not paid in cash at the same time cash dividends are paid to stockholders shall be subject to the same terms and conditions as the restricted share units to which the dividend equivalents relate.
Available Shares: Subject to adjustments for Corporate Transactions (defined below) and other events, the total number of shares reserved for issuance of Awards is 7,459,913 Shares (the “Share Reserve”). Shares revert back to the 2016 LTIP and again become available for issuance if any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of shares. In general, if the Company is the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR then granted under the 2016 LTIP will pertain to and apply to the securities to which a holder of the number of shares subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option exercise price or SAR grant price per share so that the aggregate Option exercise price or SAR grant price afterward is the same as the aggregate Option exercise price or SAR grant price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. In addition, unless an Award Agreement says otherwise, any restrictions applicable to an Award will apply as well to any replacement shares received by a participant as a result of the reorganization, merger, or consolidation. Restricted share units will be adjusted so as to apply to the securities that a holder of the number of shares subject to the restricted share units would have been entitled to receive immediately following such transaction. Shares issuable under the 2016 LTIP are shares of authorized but unissued or reacquired Common Stock or treasury shares, including shares repurchased by the Company on the open market. At all times during the term of the 2016 LTIP and while any Awards are outstanding, the Company is required to retain as authorized and unissued shares, or as treasury shares, at least the number of shares required to fulfill its obligations under the Awards, or otherwise assure itself of its ability to perform its obligations under the Awards. No fees, commissions, or charges are payable for the issuance of any shares.
Award Agreement: Nothing in the 2016 LTIP or in any Award or Award Agreement interferes with or limits in any way the Company’s right to terminate a participant’s employment or service at any time, with or without cause or notice, and whether or not the termination results in the failure of any portion of an Award to vest or any other adverse effect on the participant’s interests under the 2016 LTIP. In addition, nothing in the 2016 LTIP confers any right to continued employment or service with the Company. The grant of an Award is a one-time benefit that does not create any contractual or other right to receive future Awards or compensation in lieu of Awards, even if granted Awards repeatedly in the past. All determinations with respect to any future Awards and the terms of those Awards are at the sole discretion of the Administrator. Any vesting of Awards ceases upon termination of employment or other service relationship with the Company, or the transfer of employment or service from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in an Award Agreement. The Company does not guarantee any future value of any Award. No claim or entitlement to compensation or damages arises if the Awards decrease or do not increase in value.
Summary of Material U.S. Federal Income Tax Consequences: The following is a summary of material U.S. federal income tax consequences of the 2016 LTIP under current U.S. federal income tax law. This summary deals with the general tax principles applicable to the 2016 LTIP and is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change. This summary does not address foreign, state and local tax laws or employment, estate and gift tax considerations because they may vary depending on individual circumstances and from jurisdiction to jurisdiction.
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Nonqualified Stock Option (NSO): There are no immediate U.S. federal income tax consequences of receiving an award of NSO under the 2016 LTIP. Upon exercise of the option, the difference between the exercise price and the fair market value of the shares subject to the option on the exercise date will constitute ordinary income taxable to the participant. Upon the participant’s disposition of shares acquired upon exercise, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. The capital gain or loss will be long-term if the participant held the share for more than one year. Otherwise, the capital gain or loss will be short-term.

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Incentive Stock Option (ISO): There are no immediate U.S. federal income tax consequences of receiving an award of ISO under the 2016 LTIP. In addition, although a participant generally will not recognize taxable income upon the exercise of an ISO, the participant’s alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the exercise date, exceeds the aggregate exercise price. Further, except in the case of the participant’s death or disability, if any option is exercised more than three months after the participant’s termination of employment, the option will cease to be treated as an ISO and will be subject to taxation under the rules applicable to NSO. If the participant sells the shares acquired upon exercise of any ISO at least two years after the dates on which the ISO was granted and at least one year after the date on which the ISO was exercised, any excess of the sale price of the option shares over the exercise price will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition occurs before the completion of the two-year and one-year periods, the excess of the fair market value of the option shares on the disposition date over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for U.S. federal income tax purposes, and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The Company will not be entitled to a business expense deduction with respect to any ISO unless the participant engages in a disqualifying disposition, at which time the Company will be entitled to a deduction equal to the amount of the ordinary income taxable to the participant.
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Stock Appreciation Rights (SAR): There are no immediate U.S. federal income tax consequences of receiving an award of SAR under the Plan. Upon exercise of SAR, the distribution of shares of Common Stock or the cash payment in satisfaction of the SAR will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the shares of Common Stock determined as of the dates they are received or, in the case of a cash award, the amount of the cash payment.

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Restricted Share Award: Generally, a participant will not recognize any taxable income for U.S. federal income tax purpose in the year of the restricted stock award if the shares are nontransferable and subject to a substantial risk of forfeiture. A participant, however, may elect under Section 83(b) of the Internal Revenue Code (“Code”) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the award date, determined without regard to the restrictions. If a participant does not make a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year in which the restriction lapse.

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Restricted Stock Units (RSU): There is no immediate U.S. federal income tax consequences of receiving an award of restricted stock units. The value of the underlying Shares on the date that the RSU award vests is treated as wages for FICA (Social Security and Medicare) tax purposes on the vesting date, even if the award is settled on a later date. Generally, when a RSU award in cash and/or Shares settle, the participant recognizes ordinary income equal to the cash and the fair market value of the Shares received on the date of receipt. However, if the restricted share unit award provides that settlement of the Award may occur in a taxable year after the year in which the restrictions lapse (i.e., a RSU becomes vested), there is a possibility that the participant must recognize income for federal income tax purposes on each date that the Award becomes vested (notwithstanding its delayed settlement) unless the Award is designed to comply with the requirements of Code Section 409A regarding nonqualified deferred compensation arrangements. Although the Plan permits the Administrator to do so, the Company generally does not grant RSU awards that contain this delayed settlement feature.

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Dividend Equivalent Rights: There is no immediate U.S. federal income tax consequences of receiving an award of dividend equivalent rights. A participant who receives the dividend equivalent right will recognize ordinary income on the date of payment in the amount distributed to the participant pursuant to the award.

Modification or Termination of Plan: The Board may, at any time and from time to time, amend, suspend, or terminate the 2016 LTIP as to any Shares as to which Awards have not been made. An amendment is contingent on approval of the stockholders to the extent stated by the Board, required by applicable law, or required by applicable stock exchange listing requirements. No amendment, suspension, or termination of the 2016 LTIP will, without the consent of the affected participant or participants, impair rights or obligations under any Award then awarded under the 2016 LTIP.

Unless an Award Agreement says otherwise, upon a Corporate Transaction involving the Company, all outstanding Options, restricted shares, and restricted share units will vest, and Shares subject to these Awards will be delivered, immediately prior to the occurrence of the Corporate Transaction. In addition, either of the following two actions will be taken: (1) 15 days before the Corporate Transaction, all Options and SARs will become immediately exercisable and remain exercisable for 15 days; or (2) the Board may elect, in its sole discretion, to cancel any outstanding Awards and pay to the participant an amount in cash or securities having a value (a) in the case of restricted shares or restricted share units, equal to the formula or fixed price per Share paid to holders of Shares, or (b) in the case of Options or SARs, equal to the product of the number of Shares subject to the Option or SAR multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to the Corporate Transaction exceeds (ii) the Option exercise price or SAR grant price, as applicable.
With respect to an exercise window before a Corporate Transaction, any exercise of an Option or SAR during the 15-day period is conditioned upon the Corporate Transaction and is effective only immediately before the Corporate Transaction. Upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs will terminate.
Under the 2016 LTIP, the term “Corporate Transaction” means (1) the dissolution or liquidation or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity and more than 50% of the combined voting power of all classes of stock of the surviving entity are held by persons or entities who were not shareholders or affiliates of the Company immediately prior to the transaction, (2) a sale of substantially all of the assets of the Company to another person or entity which does not constitute a “related person” to the Company, as such term is defined in the Treasury Regulations issued in connection with Section 409A of the Code, or (3) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of shares of the Company.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors of Telos recommends the approval of the resolution set forth below approving the compensation of the Company’s named executive officers.
In accordance with the results of the vote from the 2011 Annual Meeting of Stockholders, the Company is providing the holders of the Common Stock a vote at this Annual Meeting to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Compensation Table, and related narrative disclosure as required under the rules and regulations of the SEC. We held our fourth advisory vote on executive compensation, commonly referred to as “say on pay,” at our 2020 Annual Meeting of Stockholders. The holders of our Common Stock approved the “say on pay” resolution presented at the 2020 Annual Meeting of Stockholders with 70.8% of the votes cast to approve the compensation of our named executive officers as disclosed in our proxy statement relating to that annual meeting.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board of Directors, or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of the Company’s stockholders, will consider the results of the vote on this advisory resolution, and will evaluate whether any actions are warranted to address those results.
The Board of Directors is asking the holders of the Company’s Common Stock to indicate their support for the compensation of the Company’s named executive officers as described. This proposal gives the holders of the Common Stock the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific term of compensation but rather the overall compensation of the Company’s named executive officers and the related philosophy, policies and practices as described. Accordingly, the Board of Directors is asking the holders of the Common Stock to vote “FOR” the following resolution at the 2023 Annual Meeting:
“RESOLVED, that the holders of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Annual Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The Compensation Committee is primarily responsible for the development, execution and adherence to our compensation philosophy. In anticipation of the initial public offering of our Common Stock, on November 5, 2020, the Compensation Committee implemented a new compensation plan for the senior officers for calendar year 2021, which was reviewed and approved by the Board of Directors on November 8, 2020, and a similar plan was adopted for calendar year 2022. The named executive officers in this Proxy Statement are:
•	John B. Wood, Chairman and Chief Executive Officer
•	Mark Bendza, Executive Vice President, Chief Financial Officer
•	Hutch Robbins, Executive Vice President, General Counsel
•	Mark D. Griffin, Executive Vice President, Security Solutions
•	Brendan D. Malloy, Executive Vice President, Secure Networks
Mr. Malloy stepped down from his role as Executive Vice President, Secure Networks on December 31, 2022 and resigned from the Company as of February 7, 2023. Mr. Malloy did not receive any severance payment or benefits and forfeited all unvested equity awards in connection with his resignation.
This compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry.

We are a high-performance, results-driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:
•	To attract, motivate, engage and retain highly talented and results-oriented key employees;
•	To secure the future performance of services of those employees;
•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;
•	To drive achievement of our long-term growth, profitability and other objectives;
•	To reward performance; and
•	To drive increased stockholder value.
The individual components of the 2022 compensation program — consisting of base salary, annual incentive compensation or bonus (which we call the Annual Incentive Plan or “AIP”), equity incentive compensation (called the Long Term Incentive Plan or “LTIP”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:
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Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our named executive officers, in order to encourage improved annual and long-term performance.

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Compensation should be a mix of annual and long-term compensation, with the long-term compensation for at least our named executive officers constituting a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

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Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders. Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance intended to drive and enhance stockholder value.

Mr. John Wood has no role in the establishment of his individual compensation. Except as set forth below in the description of the AIP, Mr. Wood recommends to the Compensation Committee the compensation for the named executive officers. The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives. In addition, Mr. Wood determines the compensation of the other senior officers in consultation with the Compensation Committee, consistent with the philosophy and objectives described above.
Compensation Consultant
The Compensation Committee has engaged Lockton as an independent executive and director compensation advisor. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, at the direction of the Compensation Committee, interacts with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work. More specifically, Lockton will assist the Compensation Committee by:
•	Attending Compensation Committee meetings, with and without management present, for compensation strategy development;
•	Providing annual peer group development, and review and advise on proposed executive compensation and awards and plan designs;
•	Providing annual proxy study of named executive officers and independent director pay practices;
•	Providing equity plan recommendations and annual and long-term incentive plan reviews; and
•	Providing periodic share dilution and shareholder transfer value analysis.

The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.
Peer Group
In early 2022, Lockton conducted an assessment of our named executive officer compensation packages and the compensation paid to certain other senior officers to determine how the total compensation compared to those of our peers. The following companies, selected because of the nature of their business and their level of revenues (which generally were under $1 billion), were included in the peer group: CrowdStrike Holdings, Inc., LiveRamp Holdings, Inc., Okta, Inc., OneSpan, Inc., Perficient, Inc., Ping Identity Holding Corporation, Qualys, Inc., Rapid7, Inc., Sailpoint Technologies Holdings, Inc., SecureWorks Corp., Tenable Holdings, Inc., Varonis Systems, Inc., Zix Corporation, and ZScaler, Inc. The analysis prepared by Lockton analyzed compensation paid to our named executive officers and other senior officers in 2021, and Lockton provided substantive input to the Compensation Committee with respect to salaries, the AIP and the LTIP.
Lockton also conducted an assessment in early 2021 of compensation to be paid to our directors, which the Committee relied upon in recommending director compensation in 2022. This assessment benchmarked director compensation against the peer group described above. While the data and input provided by Lockton is a factor in its analysis of various compensation elements and has been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.
Base Salary
We provide each of our executive officers with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered together with the performance-based components of our overall compensation program. The current annual base salaries of the named executive officers are reflected below:
Executive Officer	Base Salary
John B. Wood	$600,000
Mark Bendza	$410,000
Hutch Robbins	$385,000
Mark D. Griffin	$395,000
Brendan D. Malloy	$395,000
Annual Incentive Plan
Under the AIP, the named executive officers are eligible for incentive bonus awards. The purpose of the AIP is to provide each of our named executive officers the opportunity annually to earn a bonus award as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis. Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company. The AIP is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties. The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below. The amount of the awards, performance targets, and leverage features generally are established in writing prior to or during the first quarter of each year.
The 2022 awards provided eligible participants the opportunity to earn an incentive award based on performance factors keyed to achieving a specified level of earnings and revenue performance during the 2022 performance period. As in prior years, assuming achievement of the performance factors, the incentive award is payable prior to the end of the quarter following the end of the performance period.
The allocation of the aggregate bonus amount among the five named executive officers participating in the AIP for the 2022 performance period was directly related to the objectives contained in our 2022 budget and our long-term strategies. Although certain executive officers have primary responsibility over the achievement of specific performance goals related to their functional areas of responsibility, the evaluation of each executive officer by the Compensation Committee takes into account the overall achievement of the performance goals related to the Company as a whole as well as achievement of the executive-specific performance goals. Mr. John Wood also takes part in the evaluation of the performance of all the officers, other than himself. The Compensation Committee believes this approach aligns the interests of the other named executive officers, as well as other senior officers, and emphasizes teamwork, which is consistent with our core values.
On February 24, 2022, the Compensation Committee approved, and, on February 25, 2022, the Board reviewed and approved, the AIP applicable for 2022. The Compensation Committee then selected two performance goals: an earnings target based on the Company achieving Adjusted EBITDA of $28 million during 2022, and a revenue target based on the Company achieving total revenue of $254.6 million over the same period. The two goals were weighted evenly, fifty percent (50%) each. We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense. For purposes of the AIP, the Compensation Committee has the authority to exclude non-recurring, irregular and one-time items when determining Adjusted EBITDA.
The amounts of the potential AIP awards to the named executives ranged from 75% to a maximum of 100% of the annual salaries of the various senior executives (with the CEO set at 100% of his annual salary and all other executive officers set at 75% of their annual salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranged from a low of 0% (in the event performance falls below 89% of the revenue performance target and 75% of the Adjusted EBITDA target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance targets), with the performance at target set to a leverage amount of 100% of the executive officer’s potential AIP award. The performance targets are subject to equitable adjustment, in the discretion of the Compensation Committee, in the event of significant transactions such as corporate acquisitions or dispositions.
The AIP and the annual cash incentives potentially payable under it for our named executive officers are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by Lockton and reported to the Compensation Committee.
We achieved Adjusted EBITDA of $19.5 million and revenue of $216.9 million in 2022, which were below the low end of the performance goals leverage schedule. The Compensation Committee determined that the Company’s performance did not achieve the 2022 AIP targets. As a result, the Compensation Committee did not award any bonuses to the executive officers under the AIP for the 2022 performance period.
We continued to offer in 2022 a separate incentive plan for other senior staff members. This bonus plan awards the senior managers based on performance of their business segment or the Company as a whole or a combination of both. For 2022, any award payout was paid by restricted stock awards or restricted share unit grants.
Long-Term Incentive Plan
The purpose of the 2016 LTIP is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. As described previously herein, the 2016 LTIP allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted shares, and restricted share units, among others, and the incentives can be structured to be either time-based or performance-based. Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. Performance-based restricted share units (“PSUs”), if the performance criteria are satisfied while the executive or senior officer continues in service, would settle in our Common Stock of the Company. For example, in 2021 the Compensation Committee approved PSUs for executives using a single, aggressive performance criterion equal to appreciation in the per share price of our Common Stock in an amount equal to 2.5 times the $17.00 price set in the initial public offering, measured at any time during the period from the date of the initial public offering through the end of calendar year 2023.

The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for an executive or senior officer, the Compensation Committee considers the executive or senior officer’s current role and contribution to the Company, the anticipated role and contribution of the executive or senior officer to the Company’s long-term financial and performance goals, the executive or senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the amount of long-term incentives granted in prior years, existing levels of stock ownership by executive or senior officers, and the aggregate grants of incentives to all executive or senior officers. The Compensation Committee also considers the other elements of incentive compensation available to executive or senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incentivize both service to the Company over time as well as performance, and to avoid or minimize multiple forms of compensation for the same achievement. In general, the executive or senior officers with higher levels and amounts of responsibility are eligible to receive larger equity awards and have a larger proportion of their compensation paid in the form of equity as opposed to cash-based compensation. Finally, the Compensation Committee reviews proposed equity awards to executive or senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our executive or senior officers generally are competitive and in alignment with our peer group companies and industry expectations. The 2016 LTIP and the grant award agreements issued under it provide for clawback of equity awards to the extent permissible by law and the Company’s policy.
For 2022, the Compensation Committee approved long-term incentive (“LTI”) grants to the executive officers at a meeting held on March 21, 2022. The LTI grants consisted of RSUs vesting over a two year period, on December 1, 2022 and December 1, 2023. Also, to provide a methodical and fair approach, the award value was adjusted downward by the amount of prior awards that vested or were scheduled to vest in 2022 and 2023. The LTI target grant values aimed to align the executive officer compensation with the target total direct compensation of officers in the peer group at approximately the 50th percentile. The pay mix continue to be more heavily weighted toward long-term incentives ranging from 70% to 82% of total direct compensation, which emphasizes the alignment between executive compensation and shareholder value.
On March 21, 2022, the Compensation Committee awarded the following named executive officers the following restricted share units:
Executive Officer	RSUs	Vesting Date
John B. Wood	489,554	December 1, 2022
	513,297	December 1, 2023
Mark Bendza	205,721	December 1, 2022
	217,979	December 1, 2023
Hutch Robbins	154,774	December 1, 2022
	119,789	December 1, 2023
Mark D. Griffin	209,077	December 1, 2022
	219,151	December 1, 2023
Brendan D. Malloy	192,342	December 1, 2022
	202,415	December 1, 2023
We issued equity awards of approximately 4 million shares of our Common Stock to employees in 2022, which include executive and senior officers (including named executive officers), consultants, as well as members of our board of directors, under the 2016 LTIP.
Perquisites
We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives. These perquisites are limited to reimbursement for golf club membership, and, in certain circumstances, commuting costs. The Compensation Committee believes that the perquisites are consistent with our overall compensation program, although Lockton has advised us that our perquisites in certain respects are below market. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team. See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.

Executive Officer Employment Agreements
We are party to employment agreements with the following named executive officers: Mr. John B. Wood, President, CEO, Chairman and Director; Mr. G. Mark Bendza, Executive Vice President, CFO; Mr. Hutch Robbins, Executive Vice President, General Counsel; Mr. Mark D. Griffin, Executive Vice President, Security Solutions; and Mr. Brendan D. Malloy, Executive Vice President, Secure Networks. All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted share grants under our stock option and restricted share plans, and vacation days. Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.
According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:
•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination,
•	lump-sum payment for all accrued and unused paid time off,
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits provided to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:
•
a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy and Griffin, and 12 months for Messrs. Bendza and Robbins,

•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy and Griffin, and 12 months for Messrs. Bendza and Robbins,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under our 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy and Griffin, and 12 months for Messrs. Bendza and Robbins, and

•	payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood.
Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.
Upon termination of employment due to a “change in control” (as defined in the employment agreements and summarized below) of the Company, for Messrs. John Wood, Malloy and Griffin, or termination without cause within

12 months of a change in control for Messrs. Bendza and Robbins, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:
•
in the case of Mr. John Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years; and

•
in the case of Messrs. Bendza and Robbins, (i) the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 12 months, plus (ii) one times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Messrs. Malloy and Griffin, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.
For purposes of calculating the amounts payable to Messrs. John Wood, Bendza, and Robbins, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met. In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months for Messrs. Malloy and Griffin and 12 months for Messrs. Bendza and Robbins, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. John Wood, or 18 months for Messrs. Malloy and Griffin and 12 months for Messrs. Bendza and Robbins, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood.
For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets. The foregoing lump-sum payments will be made (a) contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control with respect to Messrs. John Wood, Malloy and Griffin, and (b) as of the “date of termination” (as defined in the employment agreements) with respect to Messrs. Bendza and Robbins.
Non-Competition, Confidentiality, and Non-Solicitation Provisions
Pursuant to their respective employment agreements, Messrs. Bendza, Robbins, Malloy, and Griffin are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination for Messrs. Malloy and Griffin, and 12 months for Messrs. Bendza and Robbins. Similarly, Mr. John Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.
Clawback Policy
On November 7, 2022, the Board of Directors adopted a clawback policy that provides that any incentive compensation (including both cash and equity compensation) paid to any current or former executive officer is subject to recoupment if (i) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct; and (ii) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the date the restatement was required. The Clawback Policy is available on our website at https://investors.telos.com/. No disclosures under the Clawback Policy were necessary or made in 2022.
Other Employment Benefits
We maintain employee benefit and perquisite programs for executive and senior officers and other employees. We have no current plans to provide any other additional benefits for our executive officers, other than as described above. We believe that the benefits provided are competitive and consistent with industry practice.
Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.
401(k) Savings Plan (“Telos Shared Savings Plan”). We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code. Previously we matched 50% of the first 4% of employee contributions to the Telos Shared Savings Plan per pay period. Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service. Starting March 1, 2022, we match 50% of the first 8% of employee contributions to the Telos Shared Savings Plan per pay period. The vesting schedule remains the same. For 2022, we will fund the employer matching contribution in Company stock, with the discretion to fund the match in cash or a combination of both cash and Company stock. The employer matching contribution for 2022 will be funded during the first quarter of 2023 even though the match will continue to be calculated per pay period. Even though it will be funded only at the beginning of the following year, employees who terminate prior to the funding date will still receive accrued and vested matching funds prior to the date of the termination of their employment.
Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Management Development and Compensation Committee of the Board.
Fredrick D. Schaufeld, Chairman
David Borland
Bonnie L. Carroll
Derrick D. Dockery

Summary Compensation Table
The following table summarizes the compensation for the years ended December 31, 2022, 2021 and 2020 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.
Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Award[4]	All Other Compensation[5]	Total
John B. Wood Chairman, President and CEO	2022	$600,000	$10,000[1]	$—	$10,078,653	$38,691	$10,727,344
	2021	604,167	—	—	11,555,141	37,866	12,197,174
	2020	620,833	147,278	$2,413,646		61,029	3,242,786

Mark Bendza[2] Executive V.P. and CFO	2022	410,000	—	—	4,258,185	9,327	4,677,512
	2021	170,833	—	—	4,123,255	3,255	4,297,343

Hutch Robbins[3] Executive V.P., General Counsel	2022	336,875	—	—	4,232,414	28,370	4,597,659

Mark G. Griffin[2] Executive V.P., Security Solutions	2022	395,010	—	—	4,303,691	12,660	4,711,361
	2021	353,751	—	—	29,507,109	6,180	29,867,040

Brendan D. Malloy Executive V.P., Secure Networks	2022	395,012	—	—	4,180,308	21,682	4,597,002
	2021	344,584	5,000	—	2,814,600	6,180	3,170,364
	2020	322,292	44,183	722,150		6,180	1,094,805
[1]	Amount represents an anniversary bonus.
[2]	Mr. Bendza and Mr. Griffin were Named Executive Officers for the first time in 2021.
[3]	Mr. Robbins is a Named Executive Officer for the first time in 2022.
[4]
Represents the grant date fair value of the RSUs and PSUs issued under our 2016 LTIP. See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 1 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

[5]	Amounts presented consist of the following in 2022:
Name	Life Insurance and Long-Term Disability Premiums	401(k) Company Match	Perquisites[1]	Total All Other Compensation
John B. Wood	$21,279	$9,150	$8,262	$38,691
Mark Bendza	460	8,867	—	9,327
Hutch Robbins	420	12,200	15,750	28,370
Mark D. Griffin	460	12,200	—	12,660
Brendan D. Malloy	460	9,246	11,976	21,682
[1]	Includes reimbursement for golf club membership and commuting costs.

GRANTS OF PLAN-BASED AWARDS
The following table provides information about the AIP awards and 2016 LTIP stock awards granted to our named executive officers during fiscal year 2022.
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards[1]		Stock Awards (Units)	Grant Date Fair Market Value
		Target	Maximum
John B. Wood		$ 600,000	$ 1,200,000
	3/21/2022			1,002,851	$ 10,078,653
Mark Bendza		307,500	615,000
	3/21/2022			423,700	4,258,185
Hutch Robbins		288,750	577,500
	2/1/2022			128,315	1,473,056
	3/21/2022			274,563	2,759,358
Mark D. Griffin		296,250	592,500
	3/21/2022			424,228	4,303,691
Brendan D. Malloy		204,000	408,000
	3/2/2022			20,000	213,000
	3/21/2022			394,757	3,967,308
[1]	None were awarded in 2022.
As described in the Compensation Discussion and Analysis on page 22, the Compensation Committee approved AIP awards for the 2022 performance period that are described in the above table as Non-Equity Incentive Plan Awards. The amounts of the potential AIP awards to the named executive officers ranged from 75% to a maximum of 100% of the annual salaries of the various executives (with the CEO set at 100% of his annual salary and all other senior officers set at 75% of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 89% of the revenue performance target and 75% of the Adjusted EBITDA target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance targets), with the performance at target set to a leverage amount of 100% of the named executive officer’s potential AIP award.
The Compensation Committee selected an earnings target based on the Company achieving Adjusted EBITDA of $28 million during 2022 and a revenue target based on the Company achieving total revenue of $254.6 million over the same period. The two goals were weighted evenly, fifty percent (50%) each.. We achieved Adjusted EBITDA of $19.5 million and revenue of $216.9 million in 2022, which were below the low end of the performance goals leverage schedule. The Compensation Committee determined that the Company’s performance achieve less than the lower end of the 2022 AIP targets. As a result, the Compensation Committee did not award any bonuses to the senior officers under the AIP for the 2022 performance period.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information regarding outstanding equity awards as of December 31, 2022 for the Company’s named executive officers:
Name	Unvested Units as of 12/31/2022	Fair Market Value as of 12/31/2022
John B. Wood	783,298	$3,986,987
G. Mark Bendza	326,259	1,660,658
Hutch Robbins	248,104	1,262,849
Mark D. Griffin	596,651	3,036,954
Brendan D. Malloy	256,415	1,305,152

STOCK VESTED
The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2022:
Name	Number of shares acquired on vesting	Value Realized on vesting[1]
John B. Wood	557,789	$2,963,240
Mark Bendza	287,941	1,546,888
Hutch Robbins	154,774	662,433
Mark D. Griffin	543,341	5,146,688
Brendan D. Malloy	238,342	1,337,344
[1]	Based on the closing market prices on vesting dates.
Potential Payments Upon Termination or Change in Control
As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control. The table below summarizes the potential payouts to Messrs. John Wood, Bendza, Malloy, Griffin and Robbins for the termination events described above assuming such termination occurred on December 31, 2022, the last business day of the Company’s last completed fiscal year.
	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/22	Continuation of Medical / Welfare Benefits for 24, 18 or 12 Months[1]	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Shares that Would Vest
John B. Wood
Termination without cause	$ 1,200,000	$ —	$ 66,081	$ 82,075	$ 24,400	$ 1,372,556	783,298
Termination upon death/disability	1,200,000	—	66,081	$ 82,075	$ 24,400	$ 1,372,556	783,298
Termination upon change in control	1,200,000	1,359,764	66,081	$ 82,075	$ 24,400	$ 2,732,320	783,298
Termination for cause	—	—	66,081	—	—	66,081	—
Voluntary termination	—	—	66,081	—	—	66,081	—

Mark Bendza
Termination without cause	410,000	—	26,808	16,823	12,200	465,831	326,259
Termination upon death/disability	410,000	—	26,808	16.823	12,200	465,831	326,259
Termination after change in control	410,000	114,562	26,808	16.823	12,200	580,393	326,259
Termination for cause	—	—	26,808	—	—	26,808	—
Voluntary termination	—	—	26,808	—	—	26,808	—

Hutch Robbins
Termination without cause	385,000	—	17,492	16,809	12,200	431,500	248,104
Termination upon death/disability	385,000	—	17,492	16,809	12,200	431,500	248,104
Termination upon change in control	385,000	—	17,492	16,809	12,200	431,500	248,104
Termination for cause	—	—	17,492	—	—	17,492
Voluntary termination	—	—	17,492	—	—	17,492

	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/22	Continuation of Medical / Welfare Benefits for 24, 18 or 12 Months[1]	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Shares that Would Vest
Mark D. Griffin
Termination without cause	592,500	—	45,577	30,328	18,300	686,705	596,651
Termination upon death/disability	592,500	—	45,577	30,328	18,300	686,705	596,651
Termination upon change in control	592,500	—	45,577	30,328	18,300	686,705	596,651
Termination for cause	—	—	45,577	—	—	45,577	—
Voluntary termination	—	—	45,577	—	—	45,577	—

Brendan D. Malloy
Termination without cause	592,500	—	34,942	30,307	18,300	676,049	256,415
Termination upon death/disability	592,500	—	34,942	30,307	18,300	676,049	256,415
Termination upon change in control	592,500	—	34,942	30,307	18,300	676,049	256,415
Termination for cause	—	—	34,942	—	—	34,942	—
Voluntary termination	—	—	34,942	—	—	34,942	—
[1]
For Mr. Wood, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, and payment of premiums for continuation of Executive Life Policy, in which the executive is the holder of the policy. For the other executives, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

Executive Officers
Set forth below is biographical information concerning the executive officers (other than Mr. John B. Wood, whose biographical information is included above for the director nominees), who are appointed by the Board of Directors and serve until their successors are appointed and qualified. Each of our executive officers is a United States citizen.
G. Mark Bendza Age | 47
Executive Vice President and Chief Financial Officer, since July 2021. Mr. Mark Bendza has overall responsibility for the Company’s accounting, financial reporting, financial planning and analysis, financial strategy and operations, corporate development, investor relations, tax, and treasury functions. Mr. Bendza has over 20 years of experience in investor relations, business development, financial planning and analysis, financial strategy, mergers and acquisitions, and capital markets. Prior to joining the Company, he held positions of increasing responsibility in finance and business management with global companies, including vice president and head of investor relations for Honeywell from 2019 to 2021; vice president of international business for Northrop Grumman from 2016 to 2019; director of financial planning and analysis for Northrop Grumman from 2012 to 2015; and mergers and acquisitions, capital markets, and credit roles with major investments banks from 1998 to 2011. Mr. Bendza holds a bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.

Mark D. Griffin Age | 62
Executive Vice President, Security Solutions, and President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007. In April 2007, he was appointed to head the newly formed Telos ID. In November 2021, Mr. Griffin also assumed the role of Executive Vice President, Security Solutions. In November 2017, Mr. Griffin joined the board of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and non-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards. Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, Defense Manpower Data Center (DMDC), General Services Administration, and Immigration and Naturalization Services. Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

E. Hutchinson (“Hutch”) Robbins, Jr. Age | 56
Executive Vice President, General Counsel since February 2022. Over the course of a nearly three-decade legal career, Mr. Robbins has advised and advocated for his clients across a wide array of challenging business issues. From 1993 through January 2022, Mr. Robbins was an associate and principal of Miles & Stockbridge P.C., in Baltimore, Maryland, and from 2006 through 2016, he led the firm’s Commercial and Business Litigation Practice Group. Over the course of his career, Mr. Robbins has resolved hundreds of complex disputes through negotiation, alternative dispute resolution, and litigation, in addition to advising his clients on business strategy, contract terms, and risk avoidance. Mr. Robbins earned his juris doctor degree, with honors, from Duke University in 1993, and his undergraduate degree, with honors, from Trinity College in 1988. Mr. Robbins is on the Advisory Board of the Maryland Volunteer Lawyers Service and is a trustee of Baltimore Center Stage.

2022 CEO Pay Ratio
As of December 31, 2022, Telos and its consolidated subsidiaries together had approximately 738 employees, with 89% in the United States and 11% in the Philippines. The Company has elected to identify the median employee using our employee population as of December 31, 2022, which is within the last three months of our last completed fiscal year.
To identify the employee with compensation at the median of all employees for our 2022 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2022, for all of its employees, including part-time, and temporary employees. The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO. For hourly employees, the annual rate is arrived using the hourly rate and total paid hours. The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation). Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States. Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table. The median employee’s annual total compensation for the 2022 fiscal year was $95,090. Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.
As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. John Wood was $10,727,344 and the total annual compensation of the median employee was $95,090, which yields a ratio of 113 to 1.

Pay Versus Performance
					Value of Initial Fixed $100 Investment Base on:
Year	Summary Comp Table Total for PEO[1]	Comp Actually Paid to PEO[2]	Average Summary Comp Table Total for Non- PEO NEOs[3]	Average Comp Actually Paid to Non-PEO NEOs[4]	Total Shareholder Return	Peer Group[5] Shareholder Return	Net Income	Total Revenue
2022	$10,727,344	$2,383,319	$4,645,884	$605,348	$29.94	$64.89	$(53,428,000)	$216,887,000
2021	12,197,174	3,635,332	8,744,031	4,003,784	90.71	149.93	(43,134,000)	242,433,000
2020	3,242,786	3,242,786	1,398,079	1,398,079	194.00[6]	136.17[6]	6,841,000	179,917,000

1	The Principal Executive Officer (PEO) for the reporting periods is Mr. John B. Wood, Chairman and Chief Executive Officer.
2	The calculations for compensation actually paid (for both PEO and NEOs) are set forth below the footnotes to this table.
3
The Named Executive Officers (NEOs), other than the PEO, for 2022 were: Messrs. Bendza, Robbins, Griffin, and Malloy. For 2021, the NEOs were: Messrs. Bendza, Malloy, Griffin, Edward Williams, Jefferson Wright, and Ms. Michele Nakazawa. For 2020, the NEOs were Messrs. Williams, Wright, Malloy, and Ms. Nakazawa.

4
Average compensation actually paid to non-PEO NEOs in 2021 and 2022 is significantly impacted by a one-time equity award to Mark Griffin in 2021, valued at $29 million at the time of grant. Mr. Griffin’s award was granted to reflect his role in the creation of value in Telos ID as reflected in its purchase price in connection with the initial public offering, and to align his compensation with similarly-situated Company executives.

5
The Peer Group consists of: CrowdStrike Holdings, Inc., LiveRamp Holdings, Inc., Okta, Inc., OneSpan, Inc., Perficient, Inc., Qualys, Inc., Rapid7, Inc., SecureWorks Corp., Tenable Holdings, Inc., Varonis Systems, Inc., and ZScaler, Inc.

6	From registration date, Nov 20, 2020, until year end.
Compensation actually paid or “CAP” are amounts calculated in accordance with applicable SEC rules and do not, necessarily, correlate to the total amount of cash or equity compensation that the executive actually realized or was paid during any fiscal year. The CAP is a calculation that includes, for example, the increase (or decrease) in value of certain elements of compensation (i.e., equity compensation) over the fiscal year, even if granted in a prior year. The amounts that the executive will ultimately receive with respect to these types of compensation (i.e., when and if the equity awards vest) are likely to be different from the amounts disclosed in this Pay versus Performance disclosure.
	PEO			Non-PEO NEOs
	2022	2021	2020	2022	2021	2020
Summary Compensation Table Total	$10,727,344	$12,197,174	$3,242,786	$4,645,884	$8,744,031	$1,398,079
Reported Value of Equity Awards	(10,078,653)	(11,555,141)	—	(4,243,650)	(8,374,035)	—
Year End Fair Value of Equity Awards Granted during the Year that are Outstanding and Unvested at End of Year	2,612,682	5,215,599	—	1,129,533	3,542,591	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at End of Year	(2,789,110)	—	—	(1,393,982)	—	—
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	2,095,291	—	—	861,098	588,667	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(184,235)	—	—	(393,536)	(50,366)	—
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Fiscal Year	—	(2,222,300)	—	—	(447,103)	—
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—	—
Total Equity Award Adjustments	(8,344,025)	(8,561,842)	—	(4,040,536)	(4,740,247)	—
Reported Change in the Actuarial Present Value of Pension Benefits	—	—	—	—	—	—
Pension Benefit Adjustments	—	—	—	—	—	—
Compensation Actually Paid	2,383,319	3,635,332	3,242,786	605,348	4,003,784	1,398,079

Description of the Relationship Between Pay and Performance

CAP vs Net Income
$5.0
$4.0
$3.0
$2.0
$1.0
$-
CAP (in millions)
$10.0
$-
$(10.0)
$(20.0)
$(30.0)
$(40.0)
$(50.0)
$(60.0)
Net Income (in millions)
$6.8
$3.2
$1.4
$3.6
$4.0
$(43.1)
$2.4
$0.6
$(53.4)
2020
2021
2022
CAP PEO
CAP NEOs
Net Income

Most Important Financial Performance Measures for Linking Executive Pay to Company Performance
•	Total Revenue
•	Adjusted EBITDA[1]
•	Stock Price

1
Both EBITDA and Adjusted EBITDA are supplemental measures of operating performance that are not made under GAAP and do not represent, and should not be considered as, an alternative to net loss as determined by GAAP. We define EBITDA as net (loss) income attributable to Telos, adjusted for net (loss) income attributable to non-controlling interest, non-operating (income) expense, interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense.

In the Company’s opinion, Total Revenue is the single most important financial performance measure for linking executive pay to company performance, and is therefore the company-selected measure in the Pay Versus Performance table above.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. Unless otherwise indicated below, the address of each stockholder is 19886 Ashburn Road, Ashburn, VA 20147.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 13, 2023	Percent of Class
Common Stock	The JRP Settlement c/o Silex Trust Company Limited Rue De La Croix D’or 7 Geneva V8 1204 Switzerland	9,540,437 shares(A)	13.6%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,145,589 shares(B)	5.9%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,982,222 shares(C)	5.7%
Common Stock	John B. Wood	5,504,364 shares(D)	7.9%
Common Stock	G. Mark Bendza	485,291 shares(E)	0.7%
Common Stock	E. Hutchinson Robbins, Jr.	306,959 shares(F)	0.4%
Common Stock	Mark D. Griffin	790,628 shares(G)	1.1%
Common Stock	Brendan D. Malloy	188,385 shares(H)	0.3%
Common Stock	David Borland	130,975 shares(I)	0.2%
Common Stock	Bonnie R. Carroll	35,970 shares	*
Common Stock	Derrick D. Dockery	29,024 shares	*
Common Stock	Bradley W. Jacobs	35,217 shares	*
Common Stock	John W. Maluda	79,906 shares(J)	0.1%
Common Stock	Fredrick D. Schaufeld	541,191 shares(K)	0.8%
Common Stock	All officers and directors as a group (12 persons)	8,336,729 shares(L)	11.9%
*	Denotes less than 0.1%.
(A)
Includes 9,264,804 shares held directly by JRP Settlement, transferred from Toxford Corporation on July 16, 2021, and 275,633 shares held directly by the estate of Mr. John R.C. Porter. According to the Schedule 13G (Amendment No. 1) jointly filed on February 8, 2022, Brian Padgett is the executor of the estate of John Porter and therefore has sole voting and investment power of the shares of Common Stock owned by the estate. Shirley Porter is the sole Protector of The JRP Settlement, can replace the Trustee and therefore has sole voting and investment power over the Common Stock held by The JRP Settlement. Silex Trust Company Limited (the “Trustee”) is the trustee of The JRP Settlement. Brian Padgett, Oliver Hemmer, and Ronan Kuczaj are the individuals who can make decisions on behalf of the Trustee and each can act alone in doing so, and therefore they have shared voting and investment power over the Common Stock held by The JRP Settlement.

(B)	According to the Schedule 13G filed on February 3, 2023, BlackRock, Inc. beneficially owns 4,145,589 shares of Common Stock, of which it has sole voting power for 4,096,230 shares.
(C)
According to the Schedule 13G (Amendment No. 2) filed on February 9, 2023, The Vanguard Group beneficially owns 3,982,222 shares of Common Stock, of which it has shared voting power for 84,085 shares, sole dispositive power for 3,861,916 shares, and shared dispositive power for 120,306 shares.

(D)
Includes 715,063 unvested restricted share units, 184,746 shares held for the benefit of Mr. Wood by the Telos Corporation Shared Savings Plan, and 772,485 shares held by JJJJJV, LLC, in which Mr. Wood is the principal.

(E)	Includes 316,459 unvested restricted share units.
(F)	Includes 205,333 unvested restricted share units.
(G)	Includes 262,386 unvested restricted share units and 5,846 shares held for the benefit of Mr. Griffin by the Telos Corporation Shared Savings Plan.

(H)
Includes 17,319 shares held for the benefit of Mr. Malloy by the Telos Corporation Shared Savings Plan. Also takes into account the 230,415 restricted share units that were forfeited as of February 7, 2023.

(I)	Includes 95,233 shares held by a trust for the benefit of Mr. Borland.
(J)	Includes 441 shares held jointly with his spouse and 8,429 restricted share units that will vest on May 18, 2023.
(K)	Includes 255,449 shares held in a trust for the benefit of Mr. Schaufeld and 250,000 shares held by FDS New River Farm 2017 Irrevocable Trust in which Mr. Schaufeld is the Settlor.
(L)
Includes Messrs. John Wood, Bendza, Griffin, Malloy, E. Hutchinson Robbins, Jr., Emmett Wood (Executive Vice President, Marketing & Strategy until February 7, 2023), Borland, Dockery, Jacobs, Maluda, Schaufeld and Ms. Carroll. Includes 1,507,670 unvested restricted share units held by Messrs. John Wood, Bendza, Robbins, Griffin, and Maluda. Includes 216,948 shares held for the benefit of Messrs. J. Wood, Griffin, Malloy, and E. Wood by the Telos Corporation Shared Savings Plan. Also includes 772,485 shares held by JJJJJV, LLC, in which Mr. John Wood is the principal, 95,233 shares held by a trust for the benefit of Mr. Borland, 441 shares held jointly by Gen. Maluda with his spouse, 255,449 shares held in a trust for the benefit of Mr. Schaufeld and 250,000 shares held in a trust in which Mr. Schaufeld is the Settlor.

PROPOSAL 5: FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
The Board of Directors of Telos recommends a vote FOR the option “Every Three Years” for the frequency of future advisory votes on executive compensation.
The Board of Directors is also seeking the preference of the holders of the Common Stock, on an advisory (non-binding) basis, with respect to the frequency of future votes on the compensation of the Company’s named executive officers. This advisory “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting.
This proposal affords the holders of the Common Stock the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual meetings of stockholders (or special meetings of stockholders for which the Company must include executive compensation information in the proxy statement for that meeting). Under this proposal, the holders of the Common Stock may vote to have the say-on-pay vote every year, every two years or every three years, or may choose to abstain from voting. The holders of the Common Stock are not voting to approve or disapprove the Board’s recommendation.
The Board of Directors believes that the say-on-pay vote should be conducted every three years to provide the Compensation Committee the time to respond thoughtfully to the sentiments of the holders of the Common Stock and implement any necessary changes. The Compensation Committee carefully reviews changes to the Company’s executive compensation program to maintain the consistency and credibility of the program, which is important in motivating and retaining the highly talented and results-oriented executives who are critical to the Company’s long-term success and growth. The Board of Directors believes that a triennial vote is an appropriate frequency to allow the Compensation Committee sufficient time to thoughtfully consider the input of the holders of the Common Stock, implement any appropriate changes to the Company’s executive compensation program, and assess the results of these changes.
The option of one year, two years or three years that receives the highest number of votes cast by the holders of the Common Stock will be the frequency for the stockholder advisory vote on the compensation of the Company’s named executive officers that will be considered to be preferred by the holders of the Common Stock. However, because this vote is not binding on the Board of Directors, the Board of Directors may decide, either now or in the future, that it is in the best interests of the Company and its stockholders to hold a stockholder advisory vote on the compensation of the Company’s named executive officers more or less frequently than the preference indicated by this vote, including, for example, due to changes in executive compensation policies, practices and plans or discussions with stockholders.
Stockholder Proposals for the 2024 Annual Meeting
Stockholders who wish to have proposals for the Company’s 2023 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to November 29, 2023. All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Delinquent Section 16 Reports
Section 16(a) of the Securities Exchange Act of 1933 requires officers, directors and beneficial owners of more than 10% of any class of our equity securities to file reports, including reports of changes in ownership of the Company’s registered equity securities, with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports so filed. Based on a review of the copies of reports received and written representations from our reporting persons, we believe that all forms required to be filed under Section 16(a) were filed on a timely basis, with the exception of one Form 4 filing reporting on one transaction for General Maluda in January 2023 due to an inadvertent administrative oversight.

Other Matters
Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Exhibit A

Amendment No. 2 to the
Telos Corporation
2016 Omnibus Long-Term Incentive Plan
Telos Corporation, a Maryland corporation (the “Company”), hereby amends the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (the “Plan”), effective as of the date this Amendment is approved by the stockholders of the Company (the “Amendment Effective Date”), as follows:
Section 4 of the Plan is hereby amended to read in its entirety as follows:
Subject to adjustment as provided in Section 17 hereof, the number of Shares available for issuance under the Plan shall be, in the aggregate, thirteen million four hundred fifty-nine thousand nine hundred and thirteen (13,459,913). For the avoidance of doubt, there were 7,459,913 shares available under the Plan immediately prior to the Amendment Effective Date. Consequently, the 6,000,000 shares available under the Plan shall be in addition to the shares previously available in the Plan immediately prior to the Amendment Effective Date. Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options or Share Appreciation Rights.
Except as amended by this Amendment, the Plan is hereby ratified in all respects and remains in full effect.
IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of the Amendment Effective Date.
TELOS CORPORATION

Helen M. Oh
Corporate Secretary

TELOS CORPORATION
19886 ASHBURN ROAD
ASHBURN, VIRGINIA 20147

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on May 7, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on May 7, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05918-P88234

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELOS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders or until their successors are elected and qualified.**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John B. Wood
02) David Borland
03) Maj. Gen. (ret) John W. Maluda
04) Bonnie L. Carroll
05) Derrick D. Dockery
06) Bradley W. Jacobs
07) Fredrick D. Schaufeld

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	Yes	No
Attend in Person	☐	☐

Please execute this proxy card as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V05919-P88234

TELOS CORPORATION
Annual Meeting of Stockholders
May 8, 2023 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) E. Hutchinson Robbins, Jr. and Helen M. Oh, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 8, 2023, at its headquarters located at 19886 Ashburn Road, Ashburn, VA 20147, and any adjournment or postponement thereof. The stockholder(s) further gives the proxies authority to vote according to their best judgment on any other matters properly coming before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side